Advanced Asset Management Advisors, Inc.

4995 Bradenton Avenue

Suite 210

Dublin, Ohio 43017

AAMA, INC.

Code of Ethics

General

The Code of Ethics is predicated on the principle that AAMA owes a fiduciary duty to its clients. Accordingly, AAMA’s employees must avoid activities, interests and relationships that run contrary to the best interests of clients. At all times, AAMA must:

•	Place client interests ahead of AAMA’s – As a fiduciary, AAMA must serve in its clients’ best interests. In other words, AAMA employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by AAMA for advisory clients.
•	Engage in personal investing that is in full compliance with AAMA’s Code of Ethics – Employees must review and abide by AAMA’s Personal Securities Transaction and Insider Trading Policies.
•	Avoid taking advantage of your position – Employees must not accept investment opportunities, or excessive amounts of gifts or other gratuities from individuals seeking to conduct business with AAMA, or on behalf of an advisory client.
•	Maintain full compliance with the Federal Securities Laws1[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act, and Section 17(j) of the 1940 Act.

Any questions with respect to AAMA’s Code of Ethics should be directed to the Compliance Officer and/or the Chief Investment Officer. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis to the extent practical and at the discretion of the CCO.

[1]	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Guiding Principles & Standards of Conduct

All Employees, directors, and officers of AAMA will act with competence, dignity and integrity, and in an ethical manner, when dealing with clients, the public, prospects, and fellow Employees. The following set of principles frame the professional and ethical conduct that AAMA expects from its Employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, and employees;
•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
•	Avoid any actual or potential conflict of interest;
•	Conduct all personal securities transactions in a manner consistent with this policy;
•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
•	Practice and encourage others to practice in a professional and ethical manner;
•	Maintain and improve your professional competence;
•	Comply with applicable provisions of the federal securities laws.

1.	Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has or would have a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Pre-Clearance Procedures

AAMA’s employees must have written pre-clearance for all personal securities transactions in non-exempt securities before completing the transactions.

Employees shall complete AAMA’s Pre-Clearance Form (See Attachment A) or may request pre-clearance by phone request, to be documented in writing by the grantor. AAMA shall maintain the pre-clearance forms in conjunction with the record-keeping rule.

Generally, pre-clearance will be granted by the Chief Investment Officer. Once pre-clearance is granted by the Chief Investment Officer, or in his absence by the Compliance Officer, the employee has the remainder of the day to execute the transaction. The pre-clearance approval is good only the day in which the approval is granted unless a ‘good til cancelled’ order is requested. If a GTC order is pre-cleared, the grantor shall continuously monitor the proposed transaction for potential conflicts. If a conflict arises, the employee shall be notified and shall modify or cancel the order. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted below.

The Chief Investment Officer is generally aware of all trading for client accounts and is therefore in a position to determine potential conflicts between personal trading and trading for client accounts

Securities, and Instruments that are not Securities

AAMA will regard the following as securities for purposes of complying with this policy: Any publicly traded note, stock, bond, closed-end mutual fund, exchange-traded fund, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange; including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, unit investment trusts (provided the trust is not invested in shares of a mutual fund managed by AAMA) and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Security Transaction Policy. However, this exemption does not apply to shares of open-end mutual funds that are advised by AAMA (or an affiliate) or are otherwise affiliated with AAMA (or an affiliate).

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect monetary interest in the securities. Employees have a monetary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect monetary interests in securities:

•	Securities held by members of employees’ immediate family sharing the same household.
•	Employees’ interests as a general partner in securities held by a general or limited partnership; or
•	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect monetary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; or
•	An employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

•	Any transaction in an account over which the employee does not have any direct or indirect influence or control.
•	Any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager.
•	Purchases that are part of an automatic investment plan.
•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.
•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

From time to time, the Compliance Officer may exempt certain transactions on a trade-by-trade basis.

Further, AAMA employees shall not offer advice to, or enter into discussions with anyone regarding the purchase or sale of securities on either a formal or informal basis, unless the advice is given to a client of the firm. Any other advice or discussion must be pre-cleared as if it was a security transaction covered by this policy.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)2

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client; and (b) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Attachment B for a copy of the Limited Offering and IPO Request and Reporting Form.

Restrictions on New Issues of Equity Securities (“NIESs”)3

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any NIES without first obtaining prior approval of the Compliance Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a client; and (b) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the NIES), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.

NASD Conduct Rule 2790 prohibits the sale of NIESs to any account in which a “restricted person” has a beneficial interest, except under certain situations. The term “restricted person” includes any employee of an investment adviser who has the authority to buy or sell securities (defined in Rule 2790 as “Portfolio Managers”) and an immediate family member of a Portfolio Manager that materially supports, or receives materially support from, such employee. Thus, all Portfolio Managers of AAMA, including members of AAMA’s investment committee, are prohibited, in almost all circumstances except as noted in further detail below, from purchasing an NIES.

[2]	The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

[3]	The term “new issue” is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of a securities of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See NASD Conduct Rule 2790, Restrictions on the Purchase and Sale of IPOs of Equity Securities).

The prohibitions on the purchase and sale of NIESs with respect to Rule 2790 do not apply to:

Issuer-Directed Securities, or those that are specifically directed by the issuer to persons that are restricted persons (i.e., directors), subject to certain conditions; 2) the account of a restricted person who is an existing equity owner of an issuer (Anti-Dilution Provisions), subject to certain conditions; and 3) Stand-By Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions.

Employees are encouraged to review Rule 2790 and discuss such with the Compliance Officer prior to the purchase and/or sale of any NIES.

Reporting

In order to provide AAMA with information to enable it to determine with reasonable assurance any indications of scalping, front running or the appearance of a conflict of interest with the trading by AAMA Clients, each Employee of AAMA shall submit the following reports in the forms attached hereto to the Compliance Officer showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled Exemptions.

Quarterly Transaction Reports for Non-Exempt Securities

Employees shall be required to instruct their broker-dealers to send to AAMA duplicate broker trade confirmations and account statements of the Employee which shall be received by the Compliance Officer, at a minimum, no later than fifteen (15) days after the end of each quarter. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the monthly personal securities transaction report provided in Attachment C. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership4: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted. Employees are reminded that they must also report transactions by members of the employee’s immediate family including spouse, children and other members of the household in accounts over which the Employee has direct or indirect influence or control.

[4]	“Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct (1) or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

Initial and Annual Holdings Reports

New AAMA Employees are required to report all of their personal securities holdings including exempt securities not later than 10 days after the commencement of their employment (See Attachment D for a copy of the Initial Holdings Report). The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an Employee.

Existing Employees are required to provide AAMA with a complete list of securities holdings on an annual basis, on or before February 14th (as determined by AAMA) of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted. (See Attachment E for a copy of the Annual Holdings Report).

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

Duplicate Copies

A form brokerage letter is attached to this Policy as Attachment F. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular employee, such employee may complete and send a brokerage letter similar to Exhibit F to each bank, broker or dealer maintaining an account on behalf of the employee.

Exceptions from Reporting Requirements

Employees are not required to submit a transaction or initial and annual holdings report with respect to securities held in accounts over which the access person had no direct or indirect influence or control.

If the employee maintains his accounts on the company portfolio accounting system, operations shall print monthly reports and forward to the appropriate review officer.

Trading and Review

Except for limited circumstances and subject to pre-clearance approval, AAMA forbids its employees to trade opposite of firm recommendations. AAMA strictly forbids “front-running” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. The Chief Investment Officer will monitor employees’ investment patterns to detect abuses. The Compliance Officer shall monitor the Chief Investment Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

If AAMA discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Compliance Officer and Chief Investment Officer to review the facts surrounding the transactions. This meeting shall help AAMA to determine the appropriate course of action.

Reporting Violations and Remedial Actions

AAMA takes the potential for conflicts of interest caused by personal investing very seriously. As such, AAMA requires its employees to promptly report any violations of the Code of Ethics to the CCO. AAMA’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. AAMA has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. AAMA has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that AAMA reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation. Sanctions may include:

•	Verbal warning
•	Written warning
•	Disgorgement of profits to a charity
•	Monetary fine to be donated to a charity
•	Termination of employment

Disclosure

AAMA shall disclose the existence of its Codes of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for AAMA’s Code of Ethics shall be directed to the Client Service Manager and reported to the Compliance Officer.

Recordkeeping

AAMA shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or AAMA’s management.

•	A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.
•	A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.
•	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee of AAMA.
•	A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.
•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.
•	The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The Compliance Officer will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the policy should be directed to the Compliance Officer.

Insider Trading Policy

Section 17(j) of the 1940 Act states that it is unlawful for any affiliated person of or principal underwriter of a registered investment company or an affiliated person of an investment adviser, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the registered investment company, to: employ any device or scheme to defraud the registered investment company; to make any untrue statement of a material fact to the registered investment company or omit to state a material fact necessary in order to make the statements made to the registered investment company, in light of the circumstances under which they are made, not misleading; to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the registered investment company; or to engage in any manipulative practice with respect to the registered investment company. AAMA intends to comply with AMF Board’s request to approve AAMA’s Code of Ethics upon any written change to the Code within six months after the adoption of the change. In addition, AAMA intends to comply with and produce an annual report given to the AMF Board certifying that AAMA has the procedcures in place designed to prevent access persons from violating the Code of Ethics. AAMA’s Code of Ethics is intended to comply with both Rule 204A-1 of the Advisers Act and Rule 17(j)j-1

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, AAMA has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information.
•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential.
•	Communicating material non-public information to others in breach of a fiduciary duty.
•	AAMA’s Insider Trading Policy applies to all of its employees.

Any questions about what constitutes insider trading should be directed to the Chief Compliance Officer and/or Chief Investment Officer.

Whom Does the Policy Cover?

This policy covers all of AAMA’s employees (“covered persons”) as well as any transactions which AAMA’s employees become aware of that are participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder or by a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non- public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

AAMA’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” (the disclosure made to the employee) makes the employee a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” may not be limited to a present or future monetary gain; it could be a reputation benefit. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, or by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and Chief Investment Officer as soon as possible. From this point, the employee, Compliance Officer and Chief Investment Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	Shall not trade the securities of any company about which they may possess material, non-public information.
•	Shall not engage in transactions in securities of any company, except in accordance with AAMA’s Personal Securities Transaction Policy and the securities laws.
•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
•	Shall not discuss any potentially material, non-public information with anyone, except as specifically required by their position.
•	Shall immediately report the receipt of what may potentially be material, non-public information to the Compliance Officer and Chief Executive Officer.
•	Shall not proceed with any research, trading, etc. until the Compliance Officer and Chief Executive Officer inform the employee of the appropriate course of action.

Serving As Officers, Trustees and/or Directors Of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, AAMA may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios might be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of AAMA can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non- public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between AAMA and the outside organization, and that the employee does not communicate such information to other AAMA employees in violation of the information barrier.

Similarly, AAMA may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire AAMA.

AAMA employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Gifts

Employees may not accept investment opportunities, or excessive gifts or other gratuities from individuals seeking to conduct business with AAMA, or on behalf of an advisory client. However, employees may accept gifts, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present. All gifts estimated to be valued in excess of $500 will be reported directly to the CCO.

Responsibility

The Compliance Officer will be responsible for administering the Insider Trading and Gift Policies. All questions regarding the policy should be directed to the Compliance Officer.

Code of Ethics and Policies as stated in the AAMA Compliance and Procedures Manual Dated March 2018